                                                             Exhibit 1
                                     PROXY


     For  good  and   valuable   consideration,   receipt  of  which  is  hereby
acknowledged,  the  undersigned  Laird Q. Cagan,  hereby appoints Bruce Galloway
("Galloway'), the proxy of the undersigned during the Proxy Term (as defined below), with full power to vote at any duly called special or annual meeting of shareholders or by written consent as authorized by law, in such manner as he, in his sole discretion, deems proper, as and when issued, all of the shares (the "Shares") of Common Stock of Today's Man, Inc., a Pennsylvania corporation (the Company") owned by the undersigned and any additional shares of Common Stock issued to the undersigned during the Proxy Term.

     The term of this Proxy shall commence on the date hereof and shall continue for a one year period from the date hereof (the "Proxy Term") The undersigned may terminate this proxy at any time by giving notice to Galloway.

     At any time and from time to time during the Proxy Term, the undersigned shall execute and deliver to Galloway or his designees such additional proxies or instruments as may be deemed by Galloway necessary or desirable to effectuate the purposes of this Proxy or further to evidence the right and powers granted hereby.

     IN WITNESS WHEREOF the undersigned has executed this Proxy as of the 29 day of January 2003.

                                               By:
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                                               Name:
                                               Title: